Exhibit 99.1

PRESS RELEASE

Contacts:

Derek Cole

Vice President, Investor Relations

720.540.5367

dcole@allos.com

ALLOS THERAPEUTICS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

Westminster, CO, November 5, 2007 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today reported financial results for the third quarter of 2007. For the three months ended September 30, 2007, the Company reported a net loss of $9.3 million, or ($0.14) per share. This compares to a net loss of $8.1 million, or ($0.15) per share, for the third quarter of 2006.  For the nine months ended September 30, 2007, the Company reported a net loss of $28.1 million, or ($0.43) per share, compared to a net loss of $22.1 million, or ($0.40) per share for the same period last year.  For the nine months ended September 30, 2007, net cash used in operating activities was $22.5 million. Cash, cash equivalents and investments in marketable securities as of September 30, 2007 were $63.4 million.

“With five PDX trials ongoing and two additional studies scheduled to begin in the near term, we continue to make important progress advancing the development of PDX in hematologic malignancies and solid tumors,” stated Paul L. Berns, President and Chief Executive Officer of Allos. “PROPEL, our pivotal Phase 2 trial of PDX in patients with relapsed or refractory peripheral T-cell lymphoma, is ahead of schedule with completion of patient enrollment expected in the second quarter of 2008. We look forward to providing future updates regarding PDX’s clinical profile and potential commercial opportunities.”

Pipeline Development Update:

PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. PDX is an investigational drug currently under evaluation in patients with lymphoma and non-small cell lung cancer (NSCLC).

PROPEL

In September 2007, the Company announced the completion of pre-planned interim analyses of patient response and safety data from the Company’s pivotal Phase 2 PROPEL trial of PDX in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL). Results of the interim analysis of patient response data exceeded the pre-specified threshold for continuation of the trial, which required a minimum of four responses (complete or partial) out of the first 35 evaluable patients, as determined by independent oncology review. In addition, an independent Data Monitoring Committee (DMC) completed an interim analysis of the safety data from the first 35 evaluable patients and recommended that the trial continue per the protocol. In accordance with the trial protocol, the DMC will conduct another interim analysis of safety data from the first 65 evaluable patients. The Company expects to report the outcome of the 65-patient safety analysis by the end of 2007 and complete enrollment in the trial in the second quarter of 2008.

PDX in CTCL

In August 2007, the Company announced the initiation of patient enrollment in a Phase 1, open-label, multi-center study of PDX with vitamin B12 and folic acid supplementation in patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL). Up to 56 evaluable patients will be enrolled in the study with the objective of determining the optimal dose and safety profile of PDX in this population. A total of 20 of these patients will be enrolled at the determined optimal dose and schedule.

PDX in NSCLC (Phase 1)

In October 2007, data from the Company’s Phase 1 dose ranging study of PDX with vitamin B12 and folic acid supplementation in patients with previously treated advanced NSCLC were presented at the 2007 AACR-NCI-EORTC conference.  In this study, a total of 22 patients with relapsed or refractory NSCLC were treated at doses of 150 to 325 mg/m2 of PDX.   The maximum tolerated dose (MTD) was determined to be 270 mg/m2, which is nearly twice that observed in a previous Phase 1 study in which PDX was administered without vitamin supplementation.  Clinically significant radiologic responses were observed. Greater than 50% of patients (13/22) received 2 or more prior treatment regimens.  Based on PDX clinical experience to date, the Company plans to initiate a randomized Phase 2 study of PDX in patients with NSCLC.

PDX in NHL (Phase 1/2)

In October 2007, additional interim data from the Company’s on-going Phase 1/2 study of PDX in patients with non-Hodgkin’s lymphoma (NHL) and Hodgkin’s disease were presented at the 2007 AACR-NCI-EORTC conference.  Responses were observed in 14 of 26 (54%) evaluable patients with T-cell lymphoma, with the duration of response typically exceeding the previously administered line of chemotherapy.  No major safety concerns were identified in this heavily pre-treated population.  These results are consistent with the interim data presented at the 2006 American Society of Hematology (ASH) meeting.

PDX In Vivo and In Vitro

In October 2007, results from a Company-sponsored pre-clinical study that investigated the mechanism of action of PDX and its differences from other antifolates, and compared the in vivo activity of PDX, methotrexate (MTX) and Alimta® against two NSCLC models were presented at the 2007 AACR-NCI-EORTC conference. The results suggest that PDX is mechanistically different from MTX and Alimta and that these differences may be due to enhanced uptake of PDX into the tumor cell and/or greater intracellular accumulation and polyglutamylation, resulting in greater inhibition of dihydrofolate reductase (DHFR). In addition, PDX induced greater tumor regression compared to MTX or Alimta in two human NSCLC xenograft models, including the highly aggressive H460 model.

RH1

RH1 is a novel small molecule chemotherapeutic agent that is bioactivated by the enzyme DT-diaphorase, or DTD, which is over-expressed in many tumors, including lung, colon, breast and liver tumors. The Company expects to initiate a Phase 1 study of RH1 in patients with advanced solid tumors in the fourth quarter of 2007.

Conference Call

The Company will host a conference call to review its third quarter results on Monday, November 5, 2007, at 8:30 AM ET. The dial in number for U.S. residents to participate is 888-339-9446. International callers should dial 480-629-9562. Participants should reference the Allos Therapeutics conference call.

Conference Call Replay

An audio replay of the conference call will be available until 11:59 PM ET on Friday, November 16, 2007. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international).  The access code is 3789950.

Webcast

The Company will also hold a live webcast of the conference call. The webcast will be available from the homepage and the investors/media section of the Company’s website at www.allos.com and will be archived for 30 days.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma. The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment, or SPA process. The Company is also investigating PDX in patients with non-small cell lung cancer and a range of other lymphoma sub-types. The Company’s other product candidate is RH1, a targeted chemotherapeutic agent for which the Company expects to initiate a Phase 1 study in patients with advanced solid tumors in the fourth quarter of 2007. For additional information, please visit the Company’s website at http://www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the Company’s projected timelines for the performance of the 65 patient safety assessment and completion of enrollment of the PROPEL trial, the Company’s intent to initiate a Phase 2 study of PDX in patients with NSCLC, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that the Company’s clinical trials may not demonstrate the safety and efficacy of the Company’s product candidates in their target indications.  Even if clinical trials demonstrate the safety and efficacy of the Company’s product candidates, regulatory authorities may not approve such product candidates, the Company may not be able to successfully market such product candidates, or the Company may face post-approval problems that require the withdrawal of its product candidates from the market.  In addition, the Company may lack the financial resources and access to capital to fund planned or future clinical trials of its product candidates, or to continue evaluating their therapeutic utility in other potential indications.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands ~ except share and per share information)

(unaudited)

	Three-months ended September 30,		Nine-months ended September 30,

	2006	2007	2006	2007
Operating expenses:
Research and development	$4,210	$4,395	$10,970	$12,045
Clinical manufacturing	486	1,506	1,438	4,038
Marketing, general and administrative	3,895	4,241	10,560	14,503
Restructuring and separation costs	—	—	646	—

Total operating expenses	8,591	10,142	23,614	30,586

Loss from operations	(8,591)	(10,142)	(23,614)	(30,586)
Interest and other income, net	480	844	1,471	2,526

Net loss	$(8,111)	$(9,298)	$(22,143)	$(28,060)

Net loss per share: basic and diluted	$(0.15)	$(0.14)	$(0.40)	$(0.43)
Weighted average shares outstanding:
basic and diluted	55,196,369	66,042,023	55,126,488	64,627,285

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2006	September 30, 2007
ASSETS
Cash, cash equivalents and investments in marketable securities	$32,796	$63,370
Other assets	2,982	3,525
Property and equipment, net	604	543

Total assets	$36,382	$67,438

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$6,832	$8,170
Stockholders’ equity	29,550	59,268
Total liabilities and stockholders’ equity	$36,382	$67,438